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                                                               Exhibit 10.10

                            FIRST AMENDMENT TO LEASE

         REFERENCE is made to Lease dated December 15, 1996 by and between Seven October Hill LLC ("Lessor"), and Harvard Apparatus, Inc. ("Lessee") for premises at 7 October Hill Road, Holliston, Massachusetts (the "Lease") consisting of approximately Fifteen Thousand (15,000) square feet, previously increased to Seventeen Thousand (17,000) square feet (the "Premises").

         The Lessor and Lessee hereby agree that the Lease is amended in the following respects:

         1. Lessor has previously delivered and leased to Lessee the approximately Two Thousand (2,000) square foot area in the Building (as defined in the Lease), shown as Area A-1 or Exhibit A, attached hereto and made a part hereof (the "First Expansion Premises") which area has become a part of the Premises. Effective April 1, 1998, Lessee's Proportionate Share, as set forth in
Section 5.1(iii) of the Lease was increased to account for the First Expansion Premises.

         2. Effective November 1, 1998, Lessee shall lease from the Lessor and Lessor shall lease to the Lessee, pursuant to Article XLII of the Lease, an additional Three Thousand (3,000) square feet in the Building shown as the area marked Area B on Exhibit A the "Second Expansion Premises"). The Second Expansion Premises shall he delivered to LESSEE on November 1, 1998 in the same condition as they are now. The First Expansion Premises and the Second Expansion Premises are hereinafter referred to as the "Expansion Premises". The Expansion Premises shall be subject to all of the terms, covenants and conditions of the Lease and shall be deemed part of the Leased Premises from the dates of their delivery through the balance of the initial term and for the extension term if the right to extend the Lease is exercised by the Lessee.

         3. Minimum Rent on account of the Expansion Premises during the initial term shall be payable at a rate of Twelve Thousand Dollars ($12,000.00) per annum for the period commencing November 1, 1998 and ending March 30, 1999, payable in equal monthly installments of One Thousand Dollars ($1,000.00) each on the first day of each month. Commencing April 1, 1999, Minimum Rent on account of the Expansion Premises shall be increased to an annual rate of Twenty Thousand Dollars ($20,000.00), payable in equal monthly installments of One Thousand Six Hundred Sixty Six Dollars Sixty Six Cents ($1,666.66), on the first day of each month through the end of the initial term. During the extension term, Minimum Rent for the Expansion Premises shall be determined in accordance with Section 4.2. and Exhibit D of the Lease.

         4. Effective November 1, 1998, Lessee's Proportionate Share, as set forth in Section 5.1.(iii) of the Lease, shall be increased to Seventeen and Nine Tenths Percent (17.9%), which is determined by dividing the rentable square footage of the Leased Premises (including the Expansion Premises) by the square footage of all rentable area within the building.


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         5. Effective November 15, 1998, the security deposit set forth in
Article XXXI of the Lease shall be increased to Eight Thousand Eight Hundred Fifty Three Dollars Fifty Cents ($8,853,50), and contemporaneously with the execution hereof, Lessee shall deliver to Lessor One Thousand Six Hundred Sixty Six Dollars ($1,666.00) as the additional amount to be held as a security deposit.

         6. In all other respects the Lease shall remain unchanged.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals this 13th day of November, 1998.


SEVEN OCTOBER HILL LLC.                  HARVARD APPARATUS, INC.


By:    /S/ John R. Parsons Jr.           By:/S/ Mark Norige
       ------------------------------       ------------------------------------
Its:   Managing Member                      Its: V.P. Operations and Engineering


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